EXHIBIT 23.03

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 26, 2005, relating to the consolidated financial statements and financial statement schedule of Kana Software, Inc., and subsidiaries, appearing in the Annual Report on Form 10-K of Kana Software, Inc. for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

December 7, 2007